Exhibit 99.1

Power Solutions International Announces Third Quarter 2023 Financial Results
Gross Profit increased by 16%, EPS were $0.34, an increase of $0.20 for the Quarter,
Operating Cash Flows were $35.5 million, an increase of $23.1 million for the Quarter,
Debt decreased $50.1 million year-to-date, $30.0 million for the Quarter.

WOOD DALE, Ill., November 9, 2023 – Power Solutions International, Inc. (the “Company” or “PSI”) (OTC Pink: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, announces third quarter 2023 financial results.
Third Quarter 2023 Results
Sales for the third quarter of 2023 were $115.9 million, a decrease of $9.0 million, or 7%, compared to the third quarter of 2022, as a result of lower sales of $19.1 million and $7.7 million within the industrial and transportation end markets, respectively, partially offset by an increase of $17.7 million in the power systems end market. Higher power systems end market sales are primarily due to increased demand for products across various applications, with the largest increases attributable to products used within the enclosure/packages market as well as traditional oil and gas customers. The decreased sales within the transportation end market were primarily attributable to lower sales in school bus products, partially offset by the increase in the medium duty truck market. Decreased industrial end market sales are primarily due to decreases in demand for products used within the material handling markets.
Gross profit increased by $3.8 million, or 16%, during the third quarter of 2023 as compared to the same period in the prior year. Gross margin in the third quarter of 2023 was 24.1%, an increase of 4.8 percentage points compared to 19.3% in the same period last year, primarily due to the impact of improved mix, pricing actions, operation and supply chain efficiencies, as well as other items. For both the three months ended September 30, 2023 and 2022, warranty costs were $3.5 million. A majority of the warranty activity is attributable to products sold within the transportation end market in prior years.
Research and development expenses during both the three months ended September 30, 2023 and 2022 were $4.8 million.
Selling, general and administrative expenses decreased during the third quarter of 2023 by $0.9 million, or 8%, compared to the prior year, primarily due to cost reduction initiatives in the sales and finance organizations.
Interest expense was $4.2 million in the third quarter of 2023 as compared to $3.6 million in the same period in the prior year, largely due to higher overall effective interest rates on the Company’s debt, partially offset by lower average outstanding debt.

The Company recorded income tax expense of $0.2 million for the third quarter of 2023, as compared to income tax expense of $0.4 million for the same period in 2022. Income tax expense for the third quarter of 2023 is related primarily to adjustments to taxes payable and the deferred tax liability related to indefinite lived assets.
Net income in the third quarter of 2023 was $7.8 million, or $0.34 per share, compared to net income of $3.2 million, or $0.14 per share for the third quarter of 2022. Adjusted net income was $8.9 million, or Adjusted income per share of $0.39 in the third quarter of 2023, compared to Adjusted net income of $4.2 million, or Adjusted income per share of $0.18 for the third quarter of 2022. Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $14.6 million compared to Adjusted EBITDA of $9.9 million in the third quarter last year.
See “Non-GAAP Financial Measures” below for the Company’s definition of total Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA and Adjusted EBITDA and the financial tables that accompany this release for reconciliations of these measures to their closest comparable GAAP measures.
Debt Update
The Company’s total debt was approximately $160.3 million at September 30, 2023, while cash and cash equivalents were approximately $31.8 million. This compares to total debt of approximately $211.0 million and cash and cash equivalents of approximately $24.3 million at December 31, 2022. Included in the Company’s total debt at September 30, 2023, were borrowings of $80.0 million under the Uncommitted Revolving Credit Agreement with Standard Chartered Bank, as the Company paid down $30.0 million during the quarter, and borrowings of $25.0 million, $50.0 million, and $4.8 million respectively, under the Second, Third and Fourth Shareholder’s Loan Agreements, respectively, with Weichai America Corp., its majority stockholder.
Management Comments
Dino Xykis, Chief Executive Officer and Chief Technical Officer, commented, “Operating cash flow improvements continued into the quarter due to strong financial performance from operations along with continued cost discipline and numerous working capital initiatives in place which have allowed us to continue aggressively reducing our debt. The UFLPA continues to hinder our ability to import certain raw materials, but we are diligently working to remediate this matter quickly to minimize its effect on the Company.”
Outlook for 2023
The Company currently projects its sales in 2023 to come in under the 2022 levels which is lower than previous guidance, as a result of softer markets in both industrial and transportation while partially offset by continued growth expectations in the power systems end market.
The continued enforcement and expansion of the Uyghur Forced Labor Prevention Act (the “UFLPA”) has delayed the importation of raw materials needed to fulfill future orders and could impact the remainder of 2023. The Company is working to mitigate the impact of this delay for the remainder of 2023 and going forward. Notwithstanding this outlook, which is being driven in part by expectations for continuous improvement in supply chain dynamics, including timelier availability of parts, and a continuation of favorable economic conditions within the United States and across the Company’s various markets, the Company cautions that significant uncertainty remains as a result of supply chain challenges, inflationary costs, commodity volatility, and the impact on the global economy of the war in Ukraine, among other factors.

About Power Solutions International, Inc.
Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the power systems, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capabilities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.
PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, microgrid, and co-generation power (CHP) applications; and industrial applications that include forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. In addition, PSI develops and delivers powertrains purpose-built for medium-duty trucks and buses including school and transit buses, work trucks, terminal tractors, and various other vocational vehicles. For more information on PSI, visit www.psiengines.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may involve risks and uncertainties. These statements often include words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would” or similar expressions, but these words are not the exclusive means for identifying such statements. These statements are not guarantees of performance or results, and they involve risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect the Company’s results of operations and liquidity and could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, the Company’s forward-looking statements.
The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements include, without limitation: the impact of the macro-economic environment in both the U.S. and internationally on our business and expectations regarding growth of the industry; uncertainties arising from global events (including the Russia-Ukraine and Israel-Hamas conflicts), natural disasters or pandemics, and their impact on material prices; the effects of strategic investments on our operations, including our efforts to expand our global market share and actions taken to increase sales growth; the ability to develop and successfully launch new products; labor costs and other employment-related costs; loss of suppliers and disruptions in the supply of raw materials; the Company’s ability to continue as a going concern; the Company’s ability to raise additional capital when needed and its liquidity; uncertainties around the Company’s ability to meet funding conditions under its financing arrangements and access to capital thereunder; the potential acceleration of the maturity at any time of the loans under the Company’s uncommitted senior secured revolving credit facility through the exercise by Standard Chartered Bank of its demand right; the impact of rising interest rates; changes in economic conditions, including inflationary trends in the price of raw materials; our reliance on information technology and the associated risk involving potential security lapses and/or cyber attacks; the ability of the Company to accurately forecast sales, and the extent to which sales result in recorded revenues; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of U.S. tariffs on imports, the impact of supply chain interruptions and raw material shortages, including compliance disruptions such as the

Uyghur Forced Labor Prevention Act (the “UFLPA” or the “Act”) delaying goods from China; the potential impact of higher warranty costs and the Company’s ability to mitigate such costs; any delays and challenges in recruiting and retaining key employees consistent with the Company’s plans; any negative impacts from delisting of the Company’s common stock par value $0.001 from the NASDAQ Stock Market and any delays and challenges in obtaining a re-listing on a stock exchange; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and the Company’s subsequent filings with the SEC.
The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:
Power Solutions International, Inc.
Matt Thomas
Corporate Controller
(630) 542-2805
Matt.Thomas@psiengines.com

Results of operations for the three months and year ended September 30, 2023, compared with the three months and year ended September 30, 2022 (UNAUDITED):

(in thousands, except per share amounts)	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2023	2022	Change	% Change	2023	2022	Change	% Change
Net sales (from related parties $340 and $1,523 for the three months ended September 30, 2023 and September 30, 2022, respectively, $2,400 and $2,043 for the six months ended September 30, 2023 and September 30, 2022, respectively)	$115,884	$124,900	$(9,016)	(7)%	$354,218	$344,326	$9,892	3%
Cost of sales (from related parties $245 and $1,246 for the three months ended September 30, 2023 and September 30, 2022, respectively, and $1,755 and $1,657 for the six months ended September 30, 2023 and September 30, 2022, respectively)	87,979	100,792	(12,813)	(13)%	275,890	285,181	(9,291)	(3)%
Gross profit	27,905	24,108	3,797	16%	78,328	59,145	19,183	32%
Gross margin %	24.1%	19.3%	4.8%		22.1%	17.2%	4.9%
Operating expenses:
Research and development expenses	4,762	4,819	(57)	(1)%	14,028	13,931	97	1%
Research, development and engineering expenses as a % of sales	4.1%	3.9%	0.2%		4.0%	4.0%	—%
Selling, general and administrative expenses	10,595	11,541	(946)	(8)%	31,050	32,922	(1,872)	(6)%
Selling, general and administrative expenses as a % of sales	9.1%	9.2%	(0.1)%		8.8%	9.6%	(0.8)%
Amortization of intangible assets	436	526	(90)	(17)%	1,309	1,598	(289)	(18)%
Total operating expenses	15,793	16,886	(1,093)	(6)%	46,387	48,451	(2,064)	(4)%
Operating income	12,112	7,222	4,890	68	31,941	10,694	21,247	199%
Interest expense	4,164	3,615	549	15%	13,474	8,729	4,745	54%
Income before income taxes	7,948	3,607	4,341	120%	18,467	1,965	16,502	NM
Income tax expense	153	415	(262)	(63)%	531	14	517	NM
Net income	$7,795	$3,192	$4,603	144%	$17,936	$1,951	$15,985	NM

Earnings per common share:
Basic	$0.34	$0.14	$0.20	143%	$0.78	$0.09	$0.69	NM
Diluted	$0.34	$0.14	$0.20	143%	$0.78	$0.09	$0.69	NM

Non-GAAP Financial Measures:
Adjusted net income *	$8,861	$4,159	$4,702	113%	$19,029	$5,633	$13,396	NM
Adjusted income per share *	$0.39	$0.18	$0.21	117%	$0.84	$0.25	$0.59	NM
EBITDA *	$13,498	$8,887	$4,611	NM	$36,175	$15,824	$20,351	129%
Adjusted EBITDA *	$14,564	$9,854	$4,710	48%	$37,268	$19,506	$17,762	91%

NM    Not meaningful
*    See reconciliation of non-GAAP financial measures to GAAP results below

POWER SOLUTIONS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except par values)	As of September 30, 2023 (unaudited)	As of December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$31,793	$24,296
Restricted cash	3,807	3,604
Accounts receivable, net of allowances of $7,306 and $4,308 as of September 30, 2023 and December 31, 2022, respectively; (from related parties $1,626 and $2,325 as of September 30, 2023 and December 31, 2022, respectively)	71,420	89,894
Income tax receivable	555	555
Inventories, net	94,388	120,560
Prepaid expenses and other current assets	24,378	16,364
Total current assets	226,341	255,273
Property, plant and equipment, net	13,935	13,844
Right-of-use assets, net	27,836	13,282
Intangible assets, net	4,350	5,660
Goodwill	29,835	29,835
Other noncurrent assets	3,186	2,019
TOTAL ASSETS	$305,483	$319,913

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable (to related parties $23,449 and $23,358 as of September 30, 2023 and December 31, 2022, respectively)	$75,516	$76,430
Current maturities of long-term debt	136	130
Revolving line of credit	80,000	130,000
Finance lease liability, current	80	90
Operating lease liability, current	3,674	2,894
Other short-term financing (from related parties $79,820 and $75,020 as of September 30, 2023 and December 31, 2022, respectively)	79,820	75,614
Other accrued liabilities (to related parties $8,046 and $5,232 as of September 30, 2023 and December 31, 2022, respectively)	37,035	34,109
Total current liabilities	276,261	319,267
Deferred income taxes	1,409	1,278
Long-term debt, net of current maturities (from related parties $4,800 as of December 31, 2022)	126	5,029
Finance lease liability, long-term	113	170
Operating lease liability, long-term	25,899	10,971
Noncurrent contract liabilities	2,605	3,199
Other noncurrent liabilities	11,374	10,371
TOTAL LIABILITIES	$317,787	$350,285

STOCKHOLDERS’ DEFICIT
Preferred stock – $0.001 par value. Shares authorized: 5,000. No shares issued and outstanding at all dates.	$—	$—
Common stock – $0.001 par value; 50,000 shares authorized; 23,117 shares issued; 22,968 and 22,951 shares outstanding at September 30, 2023 and December 31, 2022, respectively	23	23
Additional paid-in capital	157,857	157,673
Accumulated deficit	(169,160)	(187,096)
Treasury stock, at cost, 149 and 166 shares at September 30, 2023 and December 31, 2022, respectively	(1,024)	(972)
TOTAL STOCKHOLDERS’ DEFICIT	(12,304)	(30,372)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$305,483	$319,913

POWER SOLUTIONS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Cash provided by (used in) operating activities
Net income	$7,795	$3,192	$17,936	$1,951
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of intangible assets	436	526	1,309	1,598
Depreciation	950	1,139	2,925	3,532
Stock-based compensation expense	26	62	132	315
Amortization of financing fees	244	447	938	1,730
Deferred income taxes	44	250	131	25
Provision for losses in accounts receivable	(706)	12	2,998	(305)
Increase in allowance for inventory obsolescence	762	423	2,560	423
Other adjustments, net	11	(6)	3	465
Changes in operating assets and liabilities:
Accounts receivable	7,481	4,060	15,476	(17,318)
Inventory	18,064	3,500	23,611	14,548
Prepaid expenses, right-of-use assets and other assets	(6,151)	(4,689)	(5,641)	(6,289)
Accounts payable	4,165	(2,780)	(1,268)	(20,186)
Income taxes receivable	—	3,710	—	3,710
Accrued expenses	4,392	3,627	2,638	7,802
Other noncurrent liabilities	(1,970)	(987)	(1,631)	(9,708)
Net cash provided by (used in) operating activities	35,543	12,486	62,117	(17,707)
Cash used in investing activities
Capital expenditures	(1,424)	(483)	(2,678)	(991)
Net cash used in investing activities	(1,424)	(483)	(2,678)	(991)
Cash (used in) provided by financing activities
Repayment of debt	(29,900)	—	(50,000)	—
Repayment of long-term debt and lease liabilities	(60)	(38)	(161)	(203)
Proceeds from short-term financings	—	1,762	—	31,582
Repayment of short-term financings	1	(581)	(593)	(581)
Payments of deferred financing costs	1	(1)	(983)	(1,787)
Other financing activities, net	(2)	(1)	(2)	(3)
Net cash (used in) provided by financing activities	(29,960)	1,141	(51,739)	29,008
Net increase in cash, cash equivalents, and restricted cash	4,058	13,144	7,700	10,310
Cash, cash equivalents, and restricted cash at beginning of the period	31,542	6,898	27,900	9,732
Cash, cash equivalents, and restricted cash at end of the period	$35,600	$20,042	$35,600	$20,042

Non-GAAP Financial Measures
In addition to the results provided in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) above, this press release also includes non-GAAP (adjusted) financial measures. Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the consolidated financial statements, including the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations within the Company’s Form 10-Q for the quarter ended September 30, 2023. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated below.

Non-GAAP Financial Measure	Comparable GAAP Financial Measure
Adjusted net income	Net income
Adjusted earnings per share	Earnings per common share – diluted
EBITDA	Net income
Adjusted EBITDA	Net income
The Company believes that Adjusted net income, Adjusted earnings per share, EBITDA, and Adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in its industry as well as by the Company’s management in assessing the performance of the Company. Adjusted net income is defined as net income (loss) as adjusted for certain items that the Company believes are not indicative of its ongoing operating performance. Adjusted earnings per share is a measure of the Company’s diluted earnings per common share adjusted for the impact of special items. EBITDA provides the Company with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of other non-cash charges and certain other items that do not reflect the ordinary earnings of the Company’s operations.
Adjusted net income, Adjusted earnings per share, EBITDA, and Adjusted EBITDA are used by management for various purposes, including as a measure of performance of the Company’s operations and as a basis for strategic planning and forecasting. Adjusted net income, Adjusted earnings per share, and Adjusted EBITDA may be useful to an investor because these measures are widely used to evaluate companies’ operating performance without regard to items excluded from the calculation of such measures, which can vary substantially from company to company depending on the accounting methods, the book value of assets, the capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with U.S. GAAP.

The following table presents a reconciliation from Net income to Adjusted net income for the three and nine months ended September 30, 2023 and 2022 (UNAUDITED):

(in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$7,795	$3,192	$17,936	$1,951
Stock-based compensation [1]	26	62	132	315
Severance [2]	—	(2)	—	462
Internal control remediation [3]	—	(49)	—	448
Government investigations and other legal matters [4]	1,040	956	1,061	2,457
Insurance proceeds [5]	—	—	(100)	—
Adjusted net income	$8,861	$4,159	$19,029	$5,633

The following table presents a reconciliation from Income per common share – diluted to Adjusted income per share – diluted for the three and nine months ended September 30, 2023 and 2022 (UNAUDITED):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Earnings per common share – diluted	$0.34	$0.14	$0.78	$0.09
Stock-based compensation [1]	—	—	0.01	0.01
Severance [2]	—	—	—	0.02
Internal control remediation [3]	—	—	—	0.02
Government investigations and other legal matters [4]	0.05	0.04	0.05	0.11
Adjusted earnings per share	$0.39	$0.18	$0.84	$0.25

Diluted shares (in thousands)	22,974	22,959	22,969	22,944
The following table presents a reconciliation from Net income to EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2023 and 2022 (UNAUDITED):

(in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$7,795	$3,192	$17,936	$1,951
Interest expense	4,164	3,615	13,474	8,729
Income tax expense (benefit)	153	415	531	14
Depreciation	950	1,139	2,925	3,532
Amortization of intangible assets	436	526	1,309	1,598
EBITDA	13,498	8,887	36,175	15,824
Stock-based compensation [1]	26	62	132	315
Severance [2]	—	(2)	—	462
Internal control remediation [3]	—	(49)	—	448
Government investigations and other legal matters [4]	1,040	956	1,061	2,457
Insurance proceeds [5]	—	—	(100)	—
Adjusted EBITDA	$14,564	$9,854	$37,268	$19,506
1.Amounts reflect non-cash stock-based compensation expense.
2.Amounts represent severance and other post-employment costs for certain former employees of the Company.
3.Amounts represent professional services fees related to the Company’s efforts to remediate internal control material weaknesses including certain costs to upgrade IT systems.
4.Amounts include professional services fees and reserves related to legal matters.
5.Amounts include insurance recoveries related to a prior year incident and have no material impact on the Adjusted earnings per share for the three and nine months ended September 30, 2023 and 2022 .